Exhibit 10.9

FIRST AMENDMENT TO THE
PARSLEY ENERGY, INC.
2014 LONG TERM INCENTIVE PLAN
RESTRICTED STOCK AGREEMENT
This First Amendment (the “Amendment”) to all Parsley Energy, Inc. 2014 Long Term Incentive Plan (the “LTIP”) Restricted Stock Agreements made and entered into as of May 29, 2014 (the “Award Agreements”) is effective as of July 28, 2016 (the “Effective Date”).
W I T N E S S E T H:
WHEREAS, awards of restricted stock were granted under the LTIP by the Board or the Committee on May 29, 2014 (the “Awards”);
WHEREAS, Section 6(a) of the award agreements pursuant to which the Awards were granted provides that if the recipient’s service relationship with the Company terminates for any reason, then the restricted shares for which the restrictions have not lapsed as of the date of termination shall become null and void and be forfeited;
WHEREAS, Section 3(a) of the LTIP provides the Committee with authority to accelerate the time of vesting of any award granted under the LTIP and Section 10(c) of the LTIP provides the Committee with the authority to amend any award granted under the LTIP and any award agreement relating thereto; and
WHEREAS, the Committee wishes to amend the Awards to provide for accelerated vesting of the Awards in the event of the recipient’s death or permanent disability.
NOW, THEREFORE, the Award Agreements shall be amended as of the Effective Date, as set forth below:
1.Section 5 and Section 6 of the Award Agreements shall be deleted in their entirety and replaced with the following:
“5. Expiration of Restrictions and Risk of Forfeiture. The restrictions on the Restricted Shares granted pursuant to this Agreement will expire and the Restricted Shares will become transferable and nonforfeitable as set forth in the Notice of Grant and in Section 6 below, provided that you remain in the employ of, or a service provider to, the Company or its Subsidiaries until the applicable dates set forth therein.
6. Termination of Services.
(a) Termination Generally. Subject to subsection (b) and (c) of this Section 6, if your service relationship with the Company or any of its Subsidiaries is terminated for any reason, then those Restricted Shares for which the restrictions have not lapsed as of the date of termination shall become null and void and those Restricted Shares shall be forfeited to the Company.  The Restricted Shares for which the restrictions have lapsed as of the date of such termination, including Restricted Shares for which the restrictions lapsed in connection with such termination, shall not be forfeited to the Company.

(b) Termination by Reason of Death or Disability. Notwithstanding subsection (a) above, if your service relationship with the Company or any of its Subsidiaries is terminated by reason of death or Disability (as defined below) prior to the date on which the Restricted Shares vest as provided in the Notice of Grant, then effective as of the date of such separation from service, the restrictions on all Restricted Shares granted pursuant to this Agreement, including the Forfeiture Restrictions, will immediately expire, and the Restricted Shares will become transferable and nonforfeitable.
“Disability” shall mean (i) your inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months, or (ii) that you are receiving income replacement benefits for a period of at least three months under a company-sponsored accident and health plan by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
(c) Effect of Employment Agreement. Notwithstanding any provision herein to the contrary, in the event of any inconsistency between this Section 6 and any employment agreement entered into by and between you and the Company or its Subsidiaries, the terms of the employment agreement shall control.”
2.    Except as expressly provided herein, the Award Agreements shall remain in full force and effect.

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